EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this discussion and analysis is to provide the reader with a concise description of the financial condition and results of operations of NBT Bancorp Inc. (Bancorp) and its wholly owned subsidiaries, NBT Bank, N.A. (NBT) and LA Bank, N.A. (LA) collectively referred to herein as the Company. This discussion will focus on results of operations, financial position, capital resources, and asset/liability management.

OVERVIEW

Net income of $22.2 million ($1.23 diluted earnings per share) for 1999 compares to $22.9 million ($1.25 diluted earnings per share) for 1998. However, excluding a $3.8 million net income tax benefit recognized in 1998 in connection with a corporate realignment, net income increased 16.3% in 1999 over the prior year. Income before taxes of $34.7 million improved $6.2 million (21.7%) over 1998. Results for 1999 included merger related expenses of $0.8 million after taxes.

     The increase in pretax income for 1999 can be primarily attributed to improvements in net interest income and noninterest income. The increase in net interest income was a result of continued loan growth. The higher noninterest income was a result of increased fee income from the continued expansion of our ATM network, increased service charges from demand deposit account growth and increased securities gains on the sales of securities available for sale. Additionally, the Company was able to achieve these improvements without a significant increase in noninterest expense.

     In December 1999, the Bancorp distributed a 5% stock dividend, the fortieth consecutive year a stock dividend has been declared. Throughout this report, amounts per common share and common shares outstanding have been retroactively adjusted to reflect stock dividends and splits.

     Certain statements in this release and other public releases by the Company contain forward-looking information, as defined in the Private Securities Litigation Reform Act. These statements may be identified by the use of phrases such as "anticipate," "believe," "expect," "forecasts," "projects," or other similar terms. Actual results may differ materially from these statements since such statements involve significant known and unknown rules and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) changes in the regulatory environment; (4) general economic environment conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality; and (5) changes may incur in business conditions and inflation.

MERGERS AND ACQUISITIONS

On February 17, 2000, the shareholders of Bancorp and Lake Ariel Bancorp, Inc. (Lake Ariel) approved a merger whereby Lake Ariel was merged with and into Bancorp with each issued and outstanding share of Lake Ariel exchanged for
0.9961 shares of Bancorp common stock. The transaction resulted in the issuance of 5.0 million common shares, bringing the Bancorp's outstanding shares to approximately 18.1 million after the merger. The merger results in Bancorp being the surviving holding company for NBT and LA, a former subsidiary of Lake Ariel. The merger is being accounted for as a pooling-of-interests and qualifies as a tax-free exchange for Lake Ariel shareholders.

     LA is a commercial bank headquartered in northeast Pennsylvania with twenty-two branch offices in five counties and approximately $570 million in assets at December 31, 1999. As a result, the Company, has combined assets of approximately $2.0 billion and fifty-eight branch locations.

     On December 8, 1999, Bancorp and Pioneer American Holding Company Corp.(Pioneer American), the parent company of Pioneer American Bank, N.A., entered into a definitive agreement of merger, subject to the approval of each company's shareholders and banking regulators. The merger is expected to close in the second quarter of 2000 and is intended to be accounted for as a pooling-of-interests and qualify as a tax-free exchange for Pioneer American shareholders. Shareholders of Pioneer American will receive a fixed ratio of
1.805 shares of Bancorp common stock for each share exchanged. Bancorp will issue approximately 5.2 million shares and share equivalents in exchange for all of the Pioneer American common stock and share equivalents outstanding.

     Pioneer American Bank, N.A. is a full service commercial bank with total assets of approximately $420 million at December 31, 1999. The Bank has eighteen branches in five counties in northeast Pennsylvania. Pioneer American Bank, N.A. will ultimately be merged with LA to form the largest community bank headquartered in northeast Pennsylvania.

YEAR 2000

The Company has not experienced any system failure or miscalculation of financial data as a result of the Year 2000 issue. The Company will continue to monitor all systems to ensure they are properly functioning as the year progresses.

NET INTEREST INCOME

Net interest income is the difference between interest and fees earned on assets and the interest paid on deposits and borrowings. Net interest income is one of the major determining factors in a financial institution's performance as it is the principal source of earnings. Table 1 presents average balance sheets and a net interest income analysis on a taxable equivalent basis for each of the years in the three-year period ended December 31, 1999.

     As reflected in Table 1, federal taxable equivalent (FTE) net interest income of $77.1 million in 1999 increased $5.6 million or 7.8% compared to 1998. This increase can be attributed to an increase in average earning assets, which mitigated the impact of a decline in yield during 1999, and a reduction in the cost of interest bearing liabilities.

     Average earning assets in 1999 increased $125.7 million or 7.8% compared to 1998. Average loans increased $131.7 million or 13.2% during 1999, while average investment securities decreased $5.5 million or 0.9%. The benefits of the increase offset a 26 basis point decline in the yield on earning assets, primarily the result of a 40 basis point decline in the yield on loans. The continuing decline in the yield earned on loans can be attributed to the declining interest rate environment experienced during late 1998 and early 1999. Average interest bearing liabilities during 1999 increased $97.3 million compared to 1998, the result of an increase in interest bearing deposits and borrowings of $43.6 million and $53.7 million, respectively. The effects of the increase in interest bearing liabilities was offset by a 29 basis point reduction in rate paid, resulting in a $0.2 million increase in interest expense during 1999 compared to 1998. The reduced cost of interest bearing liabilities during 1999 can also be attributed to the previously mentioned declining interest rate environment.

     In comparing 1998 to 1997, FTE net interest income increased $5.1 million or 7.7% from $66.5 million in 1997 to $71.6 million in 1998. Yields on earning assets and the cost of interest bearing liabilities were stable between 1997 and 1998. In 1998, average earning assets increased $132.0 million or 8.9% compared to 1997, resulting in a $9.5 million increase in interest income. Average loans increased $103.1 million or 11.5% during the 1998, while average investment securities increased $29.8 million or 5.2%. During 1998, average interest bearing liabilities increased $90.2 million, primarily a result of increases in time deposits and other borrowings.

     An important performance measurement of net interest income is the net interest margin. Net interest margin, net FTE interest income divided by average interest-earning assets, is a measure of an entity's ability to utilize its earning assets in relation to the interest cost of funding. Taxable equivalency adjusts income by increasing tax exempt income to a level that is comparable to taxable income before taxes are applied. The net interest margin was stable between 1998 and 1999. Net interest margin was 4.44% for 1999 compared to 4.44% during 1998. The stability of the net interest margin is primarily a result of a stable interest rate spread, as the reduction in the cost of interest bearing liabilities was consistent with the decline in yield on earning assets.

TABLE 1
AVERAGE BALANCES AND NET INTEREST INCOME

The following table includes the condensed consolidated average balance sheet, an analysis of interest income/expense and average yield/rate for each major category of earning assets and interest bearing liabilities on a taxable equivalent basis. Interest income for tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

                                                      1999                          1998                          1997
                                          AVERAGE            YIELD/     AVERAGE            YIELD/   AVERAGE              YIELD/
(DOLLARS IN THOUSANDS)                    BALANCE INTEREST   RATES      BALANCE INTEREST   RATES    BALANCE   INTEREST   RATES
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest bearing deposits                   $     355  $    18   5.07%    $     308 $     14   4.55% $     287    $     14   4.88%
Federal funds sold and securities
  purchased under agreements to resell          3,327      156   4.69         4,821      248   5.14      8,389         458   5.46
Other short-term investments                    6,073      296   4.87         5,156      269   5.22      2,536         135   5.32
Securities available for sale                 520,499   34,941   6.71       472,618   32,653   6.91    480,528      33,082   6.88

Securities held to maturity:
  Taxable                                      35,387    2,255   6.37        87,279    5,784   6.63     47,660       3,338   7.00
  Tax exempt                                   44,902    3,167   7.05        46,357    3,392   7.32     48,238       3,561   7.38
                                               ------    -----               ------    -----            ------       -----
    Total securities held to maturity          80,289    5,422   6.75       133,636    9,176   6.87      95,898      6,899   7.19

Loans:
  Commercial                                  520,269   46,035   8.85       427,416   40,005   9.36    368,264      35,614   9.67
  Real estate mortgage                        272,060   20,368   7.49       253,636   20,167   7.95    218,261      18,024   8.26
  Consumer                                    335,731   30,462   9.07       315,297   29,443   9.34    306,711      28,275   9.22
                                              -------   ------              -------   ------           -------      ------
    Total loans                             1,128,060   96,865   8.59       996,349   89,615   8.99    893,236      81,913   9.17
                                            ---------   ------              -------   ------           -------      ------
Total earning assets                        1,738,603  137,698   7.92     1,612,888  131,975   8.18  1,480,874     122,501   8.27
                                                       -------                       -------                       -------
Other assets                                  106,032                       104,655                      91,835
                                              -------                       -------                      ------
Total assets                               $1,844,635                    $1,717,543                  $1,572,709
                                           ----------                    ----------                  ----------

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Money market deposit accounts              $  109,108    3,228   2.96    $  101,473    2,958   2.92 $  103,391       3,013   2.91
NOW accounts                                  161,872    2,133   1.32       148,775    2,410   1.62    136,347       2,166   1.59
Savings deposits                              224,842    6,082   2.71       197,366    6,007   3.04    195,148       5,987   3.07
Certificates of deposit                       687,705   34,624   5.03       692,316   36,683   5.30    655,523      34,463   5.26
                                              -------   ------              -------   ------           -------      ------
  Total interest bearing deposits           1,183,527   46,067   3.89     1,139,930   48,058   4.22  1,090,409      45,629   4.18
Short-term borrowings                         121,268    5,999   4.95       116,419    6,153   5.29    121,361       6,693   5.51
Other borrowings                              154,408    8,516   5.52       105,515    6,206   5.88     59,852       3,725   6.22
                                              -------    -----              -------    -----            ------   ---------
  Total interest bearing liabilities        1,459,203   60,582   4.15     1,361,864   60,417   4.44% 1,271,622      56,047   4.41%
                                                                ------                        ------             ---------  ------
Demand deposits                               205,684                       178,551                     151,344
Other liabilities                              15,125                        12,467                      13,537
Stockholders' equity                          164,623                       164,661                     136,206
                                              -------                       -------                     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $1,844,635                     $1,717,543                  $1,572,709
                                          ----------                       ---------                  ----------
  NET INTEREST INCOME                                  $77,116                       $71,558                       $66,454
                                                       -------                       -------                       -------
  NET INTEREST MARGIN                                           4.44%                         4.44%                         4.49%
                                                               -----                         -----                         -----
TAXABLE EQUIVALENT ADJUSTMENT                         $  2,309                      $  1,675                      $  1,670
                                                      --------                      --------                      --------

(1) For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding.
(2)  Securities are shown at average amortized cost.

    TABLE 2
    ANALYSIS OF CHANGES IN TAXABLE EQUIVALENT NET INTEREST INCOME

The following table presents changes in interest income and interest expense attributable to changes in volume (change in average balance multiplied by prior year rate) and changes in rate (change in rate multiplied by prior year volume). The net change attributable to the combined impact of volume and rate has been allocated to each type of asset and liability in proportion to the absolute dollar amounts of change.

----------------------------------------------------------------------------------------------------------------
                                                 INCREASE (DECREASE)            Increase (Decrease)
                                                  1999 OVER 1998                 1998 over 1997
----------------------------------------------------------------------------------------------------------------
    (in thousands)                             VOLUME       RATE     TOTAL        Volume       Rate       Total
----------------------------------------------------------------------------------------------------------------
    Interest bearing deposits                 $     2   $      2     $    4     $      1    $    (1)     $    0
    Federal funds sold and securities
      purchased under agreements to resell        (72)       (20)       (92)        (185)       (25)       (210)
    Other short-term investments                   43        (16)        27          137         (3)        134
    Securities available for sale               3,178       (890)     2,288         (548)       118        (429)
    Securities held to maturity:
     Taxable                                   (3,315)      (214)    (3,529)       2,616       (170)      2,446
     Tax exempt                                  (104)      (121)      (225)        (138)       (31)       (169)
    Loans                                      10,994     (3,744)     7,250        9,080     (1,378)      7,702
----------------------------------------------------------------------------------------------------------------
    Total interest income                      10,726     (5,003)     5,723       10,963     (1,490)      9,474
----------------------------------------------------------------------------------------------------------------
    Money market deposit accounts                 225        45         270          (56)         1         (55)
    NOW accounts                                  247      (524)      (277)          200         44         244
    Savings accounts                              373       (298)        75           67        (47)         20
    Certificates of deposit                      (243)    (1,816)    (2,059)       1,948        272       2,220
    Short-term borrowings                         284       (439)      (155)        (267)      (304)       (571)
    Other borrowings                            2,678      (367)      2,311        2,689       (177)      2,512
----------------------------------------------------------------------------------------------------------------
    Total interest expense                       3,564   (3,399)        165        4,581       (211)      4,370
----------------------------------------------------------------------------------------------------------------
    CHANGE IN FTE NET INTEREST INCOME         $ 7,162   $(1,604)     $5,558     $ (6,382)   $(1,279)     $5,104
----------------------------------------------------------------------------------------------------------------

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based upon management's judgement as to the adequacy of the allowance to absorb losses inherent in the current loan portfolio. In assessing the adequacy of the allowance for loan losses, consideration is given to historical loan loss experience, value and adequacy of collateral, level of nonperforming loans, loan concentrations, the growth and composition of the portfolio, and the results of a comprehensive in-house loan review program conducted throughout the year. Consideration is given to the results of examinations and evaluations of the overall portfolio by senior credit personnel, internal and external auditors, and regulatory examiners. The provision for loan losses decreased to $5.1 million in 1999 from $5.7 million in 1998, the result of lower charge-offs and improved asset quality.

     Accompanying tables reflect the five year history of net charge-offs and the allocation of the allowance by loan category. Net charge-offs, both as dollar amounts and as percentages of average loans outstanding, decreased between 1999 and 1998. The allowance has been allocated based on identified problem credits or categorical trends. Although the provision decreased, the allowance increased to $16.7 million at December 31, 1999 from $15.3 million the previous year-end. However, given the growth in the loan portfolio, at December 31, 1999, the allowance for loan losses to loans outstanding was 1.36%, compared to 1.46% at year-end 1998. Management considers the allowance to be adequate at December 31, 1999.

      TABLE 3
      ALLOWANCE FOR LOAN LOSSES

-----------------------------------------------------------------------------------------------------------
      (dollars in thousands)                           1999        1998      1997       1996     1995
-----------------------------------------------------------------------------------------------------------
      Balance at January 1                          $15,322     $13,691   $12,303    $10,777  $10,522
      Loans charged off:
      Commercial and agricultural                     2,410       2,452     1,299      1,432    1,261
      Real estate mortgages                             246         356       158        347      312
      Consumer                                        2,104       2,288     2,414      1,574    1,388
-----------------------------------------------------------------------------------------------------------
      Total loans charged off                         4,760       5,096     3,871      3,353    2,961
-----------------------------------------------------------------------------------------------------------
      Recoveries:
       Commercial and agricultural                      289         264       239        314      201
       Real estate mortgages                             71          35        16         20       --
       Consumer                                         662         699       719        720      652
-----------------------------------------------------------------------------------------------------------
      Total recoveries                                1,022         998       974      1,054      853
-----------------------------------------------------------------------------------------------------------
         Net loans charged off                        3,738       4,098     2,897      2,299    2,108
      Provision for loan losses                       5,070       5,729     4,285      3,825    2,363
-----------------------------------------------------------------------------------------------------------
      Balance at December 31                        $16,654     $15,322   $13,691    $12,303  $10,777
-----------------------------------------------------------------------------------------------------------
      Allowance for loan losses to loans
       outstanding at end of year                      1.36%     1.46%      1.45%      1.48%     1.46%
      Allowance for loan losses to
       nonaccrual loans                                  271%      256%       236%       313%      165%
      Nonaccrual loans to total loans                   0.50%     0.57%      0.61%      0.47%     0.88%
      Nonperforming assets to total assets              0.36%     0.43%      0.42%      0.42%     0.63%
      Net charge-offs to average loans outstanding      0.33%     0.41%      0.32%      0.29%     0.29%
-----------------------------------------------------------------------------------------------------------

 TABLE 4
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

-------------------------------------------------------------------------------------------------------------------------------
December 31,                    1999                1998                 1997                1996                1995
-------------------------------------------------------------------------------------------------------------------------------
                                   Category             Category             Category            Category              Category
                                    Percent              Percent              Percent             Percent               Percent
(dollars in thousands)  Allowance  of Loans  Allowance  of Loans  Allowance  of Loans  Allowance  of Loans  Allowance  of Loans
-------------------------------------------------------------------------------------------------------------------------------
Commercial
 and agricultural         $ 8,702    47.2%   $  7,819     44.6%    $  6,316     41.8%    $  4,915    40.1%    $ 4,950     38.7%
Real estate
 mortgages                    776    21.8%        681     24.0%         522     23.9%         608    23.7%        691     24.1%
Consumer                    4,614    31.0%      4,452     31.4%       2,898     34.3%       2,825    36.2%      2,537     37.2%
Unallocated                 2,562      --       2,370       --        3,955       --        3,955      --       2,599       --
-------------------------------------------------------------------------------------------------------------------------------
Total                     $16,654   100.0%    $15,322    100.0%     $13,691    100.0%     $12,303   100.0%    $10,777    100.0%
-------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME

Noninterest income consists primarily of trust and custodian fees, service charges on deposit accounts, gains and losses on the sales of investment securities, and fees and service charges for other banking services. Total noninterest income for 1999 of $16.4 million increased $1.5 million or 10.1% compared to 1998. Excluding securities gains and losses, noninterest income increased $0.8 million or 6.1% in 1999 compared to 1998. Excluding security gains and losses, total noninterest income for 1998 increased $2.3 million over 1997.

     Trust income rose during 1999 as managed assets have continued to increase. At December 31, 1999, the Trust Department managed $891 million in assets (market value), up from $865 million at year-end 1998, resulting in a $0.2 million increase in trust income.

     Service charges on deposit accounts increased $1.0 million in 1999 compared to 1998. This improvement can be attributed to an increase in service fee and overdraft income resulting from growth in demand deposits. In addition, ATM fee income increased $0.3 million in 1999 compared to 1998. This can be attributed to an increase in the use of customer debit cards and the installation of additional machines throughout our market areas. The Company had 47 ATM machines in use at December 31, 1999, up from 35 at year-end 1998.

NONINTEREST EXPENSE AND OPERATING EFFICIENCY

Salaries and employee benefits increased $1.0 million between 1999 and 1998, primarily the result of increased salaries and performance based incentives. Salaries and employee benefits increased $2.1 million between 1998 and 1997, due to additional staffing needs in both new and existing branch and administrative offices at LA, increases in salaries and performance based incentives and increases in health care insurance and other benefits.

     Occupancy expense increased $0.2 million from 1998 to 1999 and $0.4 million from 1997 to 1998. This is attributed to growth in the number of LA branch offices throughout 1998, with a full year's effect of occupancy expense reflected in 1999.

     Equipment expense during 1999 increased $0.6 million compared to 1998. This increase can be attributed to computer maintenance and depreciation resulting from replacement of computers for Year 2000 compliance, as well as the installation of additional computers throughout the branch network. Equipment expense increased $1.0 million between 1998 and 1997. This increase can be attributed primarily to growth in the number of LA branch offices and a rise in computer depreciation expense related to the automation of the branch network computer system at NBT completed in the fourth quarter of 1997.

     Data processing and communications expense for 1998 experienced a $0.8 million increase compared to 1997. Contributing to this increase in third party fees was the outsourcing of the Company's items processing function during 1997.

     Other operating expense for 1999 experienced a $1.1 million decline compared to 1998. In addition to a decline in recurring other operating expenses during 1999, the Company recognized a nonrecurring gain of $0.8 million on the sale of other real estate owned.

     An important operating efficiency measure that the Company closely monitors is the efficiency ratio. This ratio is computed as total noninterest expense (excluding merger and acquisition expenses, gains and losses on the sales of OREO and other nonrecurring expenses) divided by net interest income plus noninterest income (excluding net security gains and losses and nonrecurring income). The efficiency ratio improved to 56.06% in 1999 from 59.63% for 1998. This improvement was a result of the increases in net interest and noninterest income between the reporting periods, without any significant increase in noninterest expense.

INCOME TAXES

The effective income tax rate was 36% in 1999, 19.7% in 1998, and 34.0% in 1997. The increased income taxes in 1999 and decreased incomes taxes in 1998 resulted from a tax benefit recognized during 1998 associated with a corporate realignment. Additional information on income taxes is provided in the notes to the supplemental consolidated financial statements.

SECURITIES

The securities portfolio constituted 34.6% and 37.5% of average earning assets during 1999 and 1998, respectively. The decrease reflects a continuing shift in asset mix to higher yielding loans. All purchases of U.S. Governmental agencies guaranteed securities are classified as available for sale. Held to maturity securities are obligations of the State of New York political subdivisions and do not include any direct obligations of the State of New York.

TABLE 5
SECURITIES PORTFOLIO

As of December 31,                                   1999                     1998                      1997
-------------------------------------------------------------------------------------------------------------------
                                           AMORTIZED        FAIR     Amortized       Fair     Amortized        Fair
(in thousands)                                  COST       VALUE          Cost      Value          Cost       Value
-------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
 U.S. Treasury                             $  10,400    $  8,535     $  10,406  $  10,481    $    2,395  $    2,406
 Federal Agency and mortgage-backed          439,429     417,493       392,613    397,602       477,593     481,363
 State & Municipal and other securities      100,208      94,412        39,036     39,195        24,096      24,337
-------------------------------------------------------------------------------------------------------------------
   Total securities available for sale      $550,037    $520,440      $442,055   $447,278      $504,084    $508,106
-------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
 Mortgage-backed securities                   23,282      21,370        87,083     86,892        33,892      34,049
 State & Municipal                            53,414      52,268        45,459     46,164        48,045      48,651
 Other securities                              1,517       1,517         3,450      3,463         1,518       1,518
-------------------------------------------------------------------------------------------------------------------
   Total securities held to maturity       $  78,213   $  75,155     $ 135,992  $ 136,519     $  83,455   $  84,218
-------------------------------------------------------------------------------------------------------------------

LOANS

The following Table 6 sets forth the loan portfolio by major categories as of December 31 for the years indicated.

TABLE 6
COMPOSITION OF LOAN PORTFOLIO

---------------------------------------------------------------------------------------------------------------
December 31,                                       1999          1998          1997          1996          1995
---------------------------------------------------------------------------------------------------------------
(in thousands)
Real estate mortgages                          $244,478      $238,321      $216,356      $184,774      $159,741
Commercial real estate mortgages                268,786       234,175       200,018       166,068       133,451
Real estate construction and development         22,154        13,863         9,909        12,722        17,981
Commercial and agricultural                     308,472       235,244       195,952       167,408       152,546
Consumer                                        264,475       234,084       240,907       243,410       231,235
Home equity                                     114,289        95,819        82,064        57,716        43,989
---------------------------------------------------------------------------------------------------------------
Total loans                                  $1,222,654    $1,051,506      $945,206      $832,098      $738,943
---------------------------------------------------------------------------------------------------------------

The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At December 31, 1999, total loans were $1,222.7 million, a 16.3% increase from December 31, 1998. In general, loans are internally generated and lending activity is confined to principally nine counties in New York State and five counties in Pennsylvania. The Company does not engage in highly leveraged transactions or foreign lending activities. There were no concentration of loans exceeding 10% of total loans other than the concentration with borrowers in New York State, discussed in note 6 to the supplemental consolidated financial statements, and those categories reflected in Table 6.

     Real estate mortgages consist primarily of loans secured by first or second deeds of trust on primary residencies.

     Loans in the commercial and agricultural category, as well as commercial real estate mortgages, consist primarily of short-term and/or floating rate commercial loans made to small to medium-sized companies. Agricultural loans totaled $51.5 million at December 31, 1999, and there are no other substantial loan concentrations to any one industry or to any one borrower.

         Consumer loans consist primarily of installment credit to individuals secured by automobiles and other personal property. Management believes consumer loan underwriting guidelines to be conservative. The guidelines are based primarily on satisfactory credit history, down payment, and sufficient income to service monthly payments.

     Shown in Table 7, Maturities and Sensitivities of Loans to Changes in Interest Rates, are the maturities of the loan portfolio and the sensitivity of loans to interest rate fluctuations at December 31, 1999. Scheduled repayments are reported in the maturity category in which the contractual payment is due.

         TABLE 7
         MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

---------------------------------------------------------------------------------------------------------------------
                                                                 AFTER ONE
                                                                  YEAR BUT
                                                                    WITHIN           AFTER
         REMAINING MATURITY AT                      WITHIN            FIVE            FIVE
         DECEMBER 31, 1999                        ONE YEAR           YEARS           YEARS           TOTAL
---------------------------------------------------------------------------------------------------------------------
         (in thousands)
         Floating/adjustable rate:
          Commercial and agricultural             $151,253      $  112,106       $  32,421        $295,780
          Real estate mortgages                     24,369          17,453          27,544          69,366
          Consumer                                  24,541           8,604          38,901          72,046
---------------------------------------------------------------------------------------------------------------------
           Total floating rate loans               200,163         138,163          98,866         437,192
---------------------------------------------------------------------------------------------------------------------
         Fixed Rate:
          Commercial and agricultural               54,811         124,295         102,372         281,478
          Real estate mortgages                     15,783          36,462         145,021         197,266
          Consumer                                  68,176         182,803          55,739         306,718
---------------------------------------------------------------------------------------------------------------------
           Total fixed rate loans                  138,770         343,560         303,132         785,462
---------------------------------------------------------------------------------------------------------------------
           Total loans                            $338,933        $481,723        $401,998      $1,222,654
---------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS AND PAST DUE LOANS
Nonperforming assets and past due loans are reflected in Table 8 below for the years indicated.

TABLE 8
NONPERFORMING ASSETS AND RISK ELEMENTS

----------------------------------------------------------------------------------------------------------------------
December 31,                                               1999        1998         1997         1996        1995
----------------------------------------------------------------------------------------------------------------------
(dollars in thousands)
 Commercial and agricultural                             $4,697      $4,483       $3,856       $2,441      $3,945
 Real estate mortgages                                      618         744          692          251         332
 Consumer                                                   837         762        1,242        1,243       2,243
----------------------------------------------------------------------------------------------------------------------
  Total nonaccrual loans                                  6,152       5,989        5,790        3,935       6,520
----------------------------------------------------------------------------------------------------------------------
Other real estate owned                                     862       1,522        1,053        2,083       2,052
----------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                              7,014       7,511        6,843        6,018       8,572
----------------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due and still accruing:
 Commercial and agricultural                                125         527          176          418         559
 Real estate mortgages                                      641         761          244          344         448
 Consumer                                                   184         629        1,778        1,882       2,041
----------------------------------------------------------------------------------------------------------------------
Total                                                       950       1,917        2,198        2,644       3,048
----------------------------------------------------------------------------------------------------------------------
Total assets containing risk elements                    $7,964      $9,428       $9,041       $8,662      11,620
----------------------------------------------------------------------------------------------------------------------
Total nonperforming assets to loans                        0.57%       0.71%        0.72%        0.72%       1.16%
Total assets containing risk element to loans              0.65%       0.90%        0.96%        1.04%       1.57%
Total nonperforming assets to assets                       0.36%       0.43%        0.42%        0.42%       0.63%
Total assets containing risk elements to assets            0.41%       0.53%        0.55%        0.60%       0.86%
----------------------------------------------------------------------------------------------------------------------

Total nonperforming assets decreased $0.5 million or 6.6% at year-end 1999 compared to 1998, the result of the sales of other real estate owned during 1999. Total assets containing risk elements decreased $1.5 million or 15.5% during the same period, the result of the sale of other real estate owned and a reduction in loans ninety days or more past due. The effect of nonaccrual and impaired loans on interest income is presented in the following Table 9.

      TABLE 9
      NONACCRUAL AND IMPAIRED LOANS INTEREST INCOME

--------------------------------------------------------------------------------------------------------------------
      December 31,                                             1999       1998      1997       1996      1995
--------------------------------------------------------------------------------------------------------------------
      (in thousands)
      Income that would have been accrued at original
       contract rates                                          $704       $810      $610     $1,217      $952
      Amount recognized as income                               228        180       169        600       356
--------------------------------------------------------------------------------------------------------------------
       Interest income not accrued                             $476       $630      $441     $  617      $596
--------------------------------------------------------------------------------------------------------------------

DEPOSITS

Deposits are the largest component of the Company's liabilities and account for the greatest portion of interest expense. At December 31, 1999, total deposits were $1,477.6 million, an increase of 8.9% from December 31, 1998. Average deposits during 1999 of $1,389.2 million were 5.4% higher than the 1998 average. The increase can be attributed to growth in the demand and savings categories of $40.2 million and $35.1 million, respectively, partially offset by a $4.6 million decline in average time deposits. The increase in demand and savings deposits has contributed to the Company's improved net interest margin. The preceding Table 1 presents average deposits with accompanying average rates paid.

                  TABLE 10
                  MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

------------------------------------------------------------------------------------------------------------------
                  December 31,                                         1999                  1998
------------------------------------------------------------------------------------------------------------------
                  (in thousands)
                  Within three months                              $248,754              $236,226
                  After three but within six months                  42,532                51,146
                  After six but within twelve months                 33,001                21,041
                  After twelve months                                18,006                16,557
------------------------------------------------------------------------------------------------------------------
                  Total                                            $342,293              $324,970
------------------------------------------------------------------------------------------------------------------

BORROWED FUNDS

Short-term borrowings include federal funds purchased, securities sold under agreement to repurchase, and FHLB advances with original maturities of one day up to one year. Long-term debt consists of fixed rate FHLB advances with an original maturity greater than one year. At December 31, 1999, total borrowings of $310.1 million were up 37.5% compared to the previous year-end total of $225.5 million. Average borrowings during 1999 of $275.7 million represent a $53.7 million increase over 1998. For additional information on borrowed funds see notes 9 and 10 to the supplemental consolidated financial statements.

CAPITAL

Capital adequacy is an important indicator of financial stability and performance. The principal source of capital to the Company is earnings retention. The Company remains well capitalized as the capital ratios in the notes to the supplemental consolidated financial statements indicate. Capital measurements are significantly in excess of both regulatory minimum guidelines and meet the requirements to be considered well capitalized.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

The primary objectives of asset and liability management are to provide for the safety of depositor and investor funds, assure adequate liquidity, and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. The Asset/Liability Management Committee ("ALCO") is responsible for liquidity management and has developed guidelines which cover all assets and liabilities, as well as off balance sheet items that are potential sources or uses of liquidity. Liquidity policies must also provide the flexibility to implement appropriate strategies and tactical actions. Requirements change as loans grow, deposits and securities mature, and payments on borrowings are made. Interest rate sensitivity management seeks to avoid widely fluctuating net interest margins and to ensure consistent net interest income through periods of changing economic conditions.

     Given the above, liquidity to the Company is defined as the ability to raise cash quickly at a reasonable cost without principal loss. The primary liquidity measurement the Company utilizes is called the Basic Surplus which captures the adequacy of its access to reliable sources of cash relative to the stability of its funding mix of average liabilities. This approach recognizes the importance of balancing levels of cash flow liquidity from short and long-term securities with the availability of dependable borrowing sources which can be accessed when necessary. Accordingly, the Company has established borrowing facilities with other banks (federal funds), the Federal Home Loan Bank of New York (short and long-term borrowings which are denoted as advances), and repurchase agreements with investment companies.

     This Basic Surplus approach enables the Company to adequately manage liquidity from both tactical and contingency perspectives. By tempering the need for cash flow liquidity with reliable borrowing facilities, the Company is able to operate with a more fully invested and, therefore, higher interest income generating, securities portfolio. The makeup and term structure of the securities portfolio is, in part, impacted by the overall interest rate sensitivity of the balance sheet. Investment decisions and deposit pricing strategies are impacted by the liquidity position. At December 31, 1999, the Company considered its Basic Surplus adequate to meet liquidity needs.

     Interest rate risk is determined by the relative sensitivities of earning asset yields and interest bearing liability costs to changes in interest rates. Overnight federal funds on which rates change daily and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed rate loans. Similarly, time deposits over $100,000 and money market deposit accounts are much more interest sensitive than NOW and savings accounts.

     The method by which banks evaluate interest rate risk is to look at the interest sensitivity gap, the difference between interest sensitive assets and interest sensitive liabilities repricing during the same period, measured at a specific point in time. A funding matrix is utilized as a primary tool in managing interest rate risk. The matrix arrays repricing opportunities along a time line for both assets and liabilities. The asset/liabilities Management Committee monitors the Company's gap position and implements appropriate strategies to minimize potential interest rate risk.

     While the static gap evaluation of interest rate sensitivity is useful, it is not indicative of the impact of fluctuating interest rates on net interest income. Once the Company determines the extent of the gap sensitivity, the next step is to quantify the potential impact of the interest sensitivity on net interest income. The Company measures interest rate risk based on the potential change in net interest income under various rate environments. The Company utilizes an interest rate risk model that simulates net interest income under various interest rate environments. The model groups assets and liabilities into components with similar interest rate repricing charataristics and applies certain assumptions to these products. These assumptions include, but are not limited to prepayment estimates under different rate environments, potential call options of the investment portfolio and forecasted volumes of the various balance sheet items.

                  TABLE 11
                  PERFORMANCE RATIOS

-------------------------------------------------------------------------------------------------------------------
                  December 31,                                1999            1998           1997
-------------------------------------------------------------------------------------------------------------------
                  Return on Assets                           1.20%           1.33%          1.16%
                  Return on Equity                          13.47%          13.89%         13.35%
                  Average Equity to Average Assets           8.92%           9.59%          8.66%
                  Cash dividend per share payout            53.33%          46.96%         40.10%

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

     Responsibility for the integrity, objectivity, consistency, and fair presentation of the financial information presented in this Annual Report rests with NBT Bancorp Inc. management. The accompanying supplemental consolidated financial statements and related information have been prepared in conformity with generally accepted accounting principles consistently applied and include, where required, amounts based on informed judgments and management's best estimates.

     Management maintains a system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate segregation of responsibilities and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

     The Board of Directors has appointed an Audit Committee composed entirely of directors who are not employees of the Company. The Audit Committee is responsible for recommending to the Board the independent auditors to be retained for the coming year, subject to stockholder ratification. The Audit Committee meets periodically, both jointly and privately, with the independent auditors, with our internal auditors, as well as with representatives of management, to review accounting, auditing, internal control structure and financial reporting matters. The Committee reports to the Board on its activities and findings.





/s/ Daryl R. Forsythe
---------------------
Daryl R. Forsythe
President and Chief Executive Officer





/s/ Michael J. Chewens
----------------------
Michael J. Chewens
Executive Vice President
Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
NBT Bancorp Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of NBT Bancorp Inc. and Lake Ariel Bancorp, Inc. on February 17, 2000, which has been accounted for as a pooling of interests as described in
Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of NBT Bancorp Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of NBT Bancorp Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.





/s/ KPMG LLP


Syracuse, New York
March 10, 2000

NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------
December 31,                                                                          1999                    1998
------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)

ASSETS
Cash and cash equivalents                                                     $     64,431            $     66,185
Securities available for sale, at fair value                                       520,440                 447,278
Securities held to maturity (fair value-$75,155 and $136,519)                       78,213                 135,992
Loans                                                                            1,222,654               1,051,506
Less allowance for loan losses                                                      16,654                  15,322
------------------------------------------------------------------------------------------------------------------
    Net loans                                                                    1,206,000               1,036,184
Premises and equipment, net                                                         40,830                  37,605
Other assets                                                                        51,518                  41,454
------------------------------------------------------------------------------------------------------------------
Total assets                                                                    $1,961,432              $1,764,698
------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand (noninterest bearing)                                                 $   223,143             $   206,556
  Savings, NOW, and money market                                                   487,746                 471,950
  Time                                                                             766,729                 678,441
------------------------------------------------------------------------------------------------------------------
    Total deposits                                                               1,477,618               1,356,947
Short-term borrowings                                                              137,567                  99,872
Long-term debt                                                                     172,575                 125,611
Other liabilities                                                                   13,798                  13,696
------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                              1,801,558               1,596,126
------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
  Preferred stock, no par, stated value $1.00; shares
    authorized-2,500,000                                                                --                     --
  Common stock, no par, stated value $1.00; shares
    authorized-30,000,000; shares issued 18,488,347 and 17,817,182                  18,489                 17,817
  Additional paid-in-capital                                                       148,242                 137,523
  Retained earnings                                                                 23,060                  23,132
  Accumulated other comprehensive (loss) income                                   (18,252)                   3,062
  Common stock in treasury at cost, 538,936 and 599,507 shares                     (11,665)                (12,962)
------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                       159,874                 168,572
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $1,961,432             $1,764,698
------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements

NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

---------------------------------------------------------------------------------------------------------------------
      Year ended December 31,                                         1999              1998             1997
---------------------------------------------------------------------------------------------------------------------
      (in thousands, except per share data)

      Interest and fee income:
      Loans                                                       $ 96,235          $ 89,399          $81,688
      Securities - taxable                                          34,956            37,590           35,779
      Securities - tax exempt                                        3,210             2,780            2,757
      Other                                                            988               531              607
---------------------------------------------------------------------------------------------------------------------
        Total interest and fee income                              135,389           130,300          120,831
---------------------------------------------------------------------------------------------------------------------

      Interest expense:
      Deposits                                                      46,067            48,058           45,629
      Short-term borrowings                                          5,999             6,153            6,693
      Other borrowings                                               8,516             6,206            3,725
---------------------------------------------------------------------------------------------------------------------
        Total interest expense                                      60,582            60,417           56,047
---------------------------------------------------------------------------------------------------------------------
      Net interest income                                           74,807            69,883           64,784
      Provision for loan losses                                      5,070             5,729            4,285
---------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses           69,737            64,154           60,499
---------------------------------------------------------------------------------------------------------------------

      Noninterest income:
      Trust                                                          3,305             3,115            2,675
      Service charges on deposit accounts                            6,303             5,325            4,942
      Securities gains (losses)                                      1,716             1,056            (123)
      Other                                                          5,097             5,417            3,973
---------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                    16,421            14,913           11,467
---------------------------------------------------------------------------------------------------------------------

      Noninterest expense:
      Salaries and employee benefits                                25,213            24,215           22,111
      Occupancy                                                      4,317             4,132            3,754
      Equipment                                                      4,230             3,599            2,632
      Data processing and communications                             4,091             3,796            2,966
      Professional fees and outside services                         3,325             3,375            2,485
      Office supplies and postage                                    2,436             2,523            2,250
      Amortization of intangible assets                              1,278             1,275            1,505
      Other operating                                                6,610             7,665            6,677
---------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                   51,500            50,580           44,380
---------------------------------------------------------------------------------------------------------------------
      Income before income taxes                                    34,658           28,487            27,586
      Income taxes                                                  12,483            5,614             9,406
---------------------------------------------------------------------------------------------------------------------

      Net income                                                  $ 22,175          $22,873           $18,180
---------------------------------------------------------------------------------------------------------------------

      Earnings per share:
        Basic                                                     $   1.24          $  1.27           $  1.06
        Diluted                                                   $   1.23          $  1.25           $  1.05
---------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements

All per share data has been restated to give retroactive effect to stock dividends and splits.

NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                      Additional                   Accumulated Other
                                            Common     Paid-In     Retained          Comprehensive Treasury
(in thousands, except per share data)        Stock     Capital     Earnings          (Loss)/Income   Stock    Total
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                12,348      91,060      33,780            (1,768)     (7,984)    127,436
Net income                                                          18,180                                    18,180
5% stock dividends                             600      13,030     (13,630)                                       --
Cash dividends - $0.421 per share                                   (6,913)                                   (6,913)
Payment in lieu of fractional shares                                   (33)                                      (33)
Issuance of shares to employee benefit plans
  and other stock plans                        211       2,899                                                 3,110
Purchase of 131,900 treasury shares                                                               (2,568)     (2,568)
Sale of 197,478 treasury shares to
 employee benefit plans and other
 stock plans                                               570                                     3,349       3,919
Issuance of shares of common stock through
  secondary offering                           802      11,077                                                11,879
Unrealized net gain on securities
  available for sale, net of deferred taxes                                            4,148                  4,148
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                13,961     118,636      31,384             2,380      (7,203)    159,158
Net income                                                          22,873                                    22,873
Stock dividends and splits                   3,814      17,670     (21,484)                                       --
Cash dividends - $0.587 per share                                   (9,613)                                   (9,613)
Payment in lieu of fractional shares                                   (16)                                      (16)
Purchase of 353,000 treasury shares                                                               (9,094)     (9,094)
Sale of 169,364 treasury shares to
 employee benefit plans and other
 stock plans                                               724                                     3,335       4,059
Issuance of shares to employee benefit plans
    and other stock plans                       42         493                                                   535
Costs on sale of common stock through
  secondary offering                                                   (12)                                     (12)
Unrealized net gain on securities
  available for sale, net of deferred taxes.                                             682                     682
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                17,817     137,523      23,132             3,062     (12,962)    168,572
Net income                                                          22,175                                    22,175
5% stock dividend                              621      10,994     (11,615)                                       --
Cash dividends - $0.656 per share                                  (10,616)                                  (10,616)
Payment in lieu of fractional shares                                   (16)                                      (16)
Purchase of 213,500 treasury shares                                                               (4,643)     (4,643)
Sale of 274,071 treasury shares to
 employee benefit plans and other
 stock plans                                              (830)                                    5,940       5,110
Issuance of shares to employee benefit plans
   and other stock plans                        51          555                                                  606
Unrealized net loss on securities
  available for sale, net of deferred taxes                                          (21,314)                (21,314)
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999               $18,489    $148,242     $23,060          $(18,252)   $(11,665)   $159,874
--------------------------------------------------------------------------------------------------------------------

See notes to supplemental consolidated financial statements

Note: Cash dividends per share represent the historical dividends of NBT Bancorp Inc.

NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                    1999             1998              1997
------------------------------------------------------------------------------------------------------------------
(in thousands)
OPERATING ACTIVITIES:
Net income                                                            $  22,175        $  22,873          $ 18,180
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for loan losses                                               5,070            5,729             4,285
  Depreciation of premises and equipment                                  3,773            3,292             2,400
  Net accretion on securities                                            (1,449)          (1,676)             (220)
  Amortization of intangible assets                                       1,278            1,275             1,505
  Deferred income tax benefit                                              (271)          (1,069)             (497)
  Proceeds from sale of loans held for sale                              40,195           41,043            33,329
  Originations and purchases of loans held for sale                     (37,923)         (41,782)          (32,382)
  Net gains on sales of loans                                              (325)            (951)             (404)
  Net realized (gains) losses on sales of securities                     (1,716)          (1,056)              123
  Net gain on sales of other real estate owned                             (699)             (75)             (115)
  Writedowns on other real estate owned                                     220               25               213
  Net decrease (increase) in other assets                                 2,388           (4,300)            2,010
  Net (decrease) increase in other liabilities                             (513)          (1,460)           (4,170)
------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                32,203           21,868            24,257
------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Securities available for sale:
    Proceeds from maturities and principal paydowns                      73,537           85,160            60,868
    Proceeds from sales and calls                                       105,447          164,452           213,003
    Purchases                                                          (212,710)        (184,523)        (337,172)
 Securities held to maturity:
    Proceeds from maturities, calls, and principal paydowns              26,151           54,384            27,961
    Purchases                                                           (39,461)        (107,249)         (50,713)
Net increase in loans                                                  (178,354)        (107,508)        (117,567)
Purchases of premises and equipment, net                                 (6,998)          (8,392)          (8,593)
Proceeds from sales of other real estate owned                            2,660            2,288             2,494
------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                  (229,728)        (101,388)         (209,719)
------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net increase in deposits                                                120,671           62,314           125,118
Net increase (decrease) in short-term borrowings                         37,695          (34,855)           46,183
Proceeds from issuance of long-term debt                                 50,000           95,658            29,969
Repayments of long-term debt                                             (3,036)         (17,826)          (22,408)
Proceeds from issuance of treasury shares to employee
  benefit plans and other stock plans                                     5,110            4,059            3,919
Purchase of treasury stock                                               (4,643)          (9,094)          (2,568)
Net proceeds from issuance of common stock                                  606              523           14,989
Cash dividends and payment for fractional shares                        (10,632)          (9,629)          (6,946)
------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                               195,771           91,150          188,256
------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                     (1,754)          11,630            2,794
Cash and cash equivalents at beginning of year                           66,185           54,555           51,761
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $  64,431         $ 66,185         $ 54,555
------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                            $  58,677         $ 60,641          $ 54,679
  Income taxes                                                           12,823            7,628             7,058
Noncash investing activities:
  Transfer of held to maturity securities to securities
     available for sale                                                  71,137               --                --
  Transfers of loans to other real estate owned                           1,521            2,707             1,562

See notes to supplemental consolidated financial statements

NBT BANCORP INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

------------------------------------------------------------------------------------------------------------------
      Year ended December 31,                                       1999              1998              1997
------------------------------------------------------------------------------------------------------------------
      (in thousands)
      Net income                                                 $22,175           $22,873           $18,180
------------------------------------------------------------------------------------------------------------------
      Other comprehensive (loss) income, net of tax:
         Unrealized net holding (losses) gains arising during
           period [pre-tax amounts of $(33,102); $2,257
           and $6,847]                                           (20,285)            1,336             4,089
         Less: Reclassification adjustment for net (gains)
           losses included in net income [pre-tax amounts
           of $(1,716); $(1,056) and $123]                        (1,029)             (654)               59
------------------------------------------------------------------------------------------------------------------
      Total other comprehensive (loss) income                    (21,314)              682             4,148
------------------------------------------------------------------------------------------------------------------
      Comprehensive income                                          $861           $23,555           $22,328
------------------------------------------------------------------------------------------------------------------

      See notes to supplemental consolidated financial statements

NBT BANCORP INC. AND SUBSIDIARIES NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NBT Bancorp Inc. ("Bancorp") and its subsidiaries, NBT Bank, N.A. (NBT Bank) and LA Bank, N.A. (LA Bank), follow generally accepted accounting principles
("GAAP") and reporting practices applicable to the banking industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The following is a description of significant policies and practices:

NBT-Lake Ariel Merger
On February 17, 2000, Lake Ariel Bancorp, Inc. (Lake Ariel) and its wholly owned subsidiaries were merged with and into Bancorp. The merger was accounted for as a pooling of interests and, accordingly, these supplemental consolidated financial statements have been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all years presented. Further details pertaining to the merger are prescribed in note 2.

Consolidation
The consolidated financial statements include the accounts of Bancorp and its wholly owned subsidiaries, collectively referred to herein as the Company. All significant intercompany transactions have been eliminated in consolidation. Certain amounts previously reported in the financial statements have been reclassified to conform with the current presentation. In the "Parent Company Financial Information," the investment in subsidiary bank is carried under the equity method of accounting.

Business
The Company provides loan and deposit services to its customers throughout upstate New York and northeastern Pennsylvania. The Company is subject to competition from other financial institutions. The Company is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory agencies.

Segment Reporting
The Company's operations are solely in the financial services industry and include the provision of traditional banking services. The Company operates solely in the geographical region of upstate New York and northeastern Pennsylvania. Management makes operating decisions and assesses performance based on an ongoing review of its traditional banking operations, which constitute the Company's only reportable segment.

Trust
Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Trust income is recognized on the accrual method based on contractual rates applied to the balances of trust accounts.

Cash Equivalents
The Company considers amounts due from correspondent banks, cash items in process of collection and institutional money market mutual funds to be cash equivalents.

Securities
The Company classifies its debt securities at date of purchase as either available for sale or held to maturity. The Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. All other securities not included as held to maturity are classified as available for sale.

     Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported in stockholders' equity as accumulated comprehensive income, net of income taxes. Transfers of securities between categories are recorded at fair value at the date of transfer. A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividends and interest income are recognized when earned. Realized gains and losses on securities sold are derived using the specific identification method for determining the cost of securities sold.

Loans
Loans are recorded at their current unpaid principal balance, net of unearned income. Interest income on loans is primarily accrued based on the principal amount outstanding.

     The Company's classification of a loan as a nonaccrual loan is based in part on bank regulatory guidelines. Loans are placed on nonaccrual status when timely collection of interest is doubtful. Loans are transferred to a nonaccrual basis generally when principal or interest payments become ninety days delinquent, unless the loan is well secured and in the process of collection, or when management concludes circumstances indicate that borrowers may be unable to meet contractual principal or interest payments. When in the opinion of management the collection of principal appears unlikely, the loan balance is charged-off in total or in part. Accrual of interest is discontinued if the loan is placed on nonaccrual status. When a loan is transferred to a nonaccrual status, any unpaid accrued interest is reversed and charged against income.

     Management, considering current information and events regarding the borrowers' ability to repay the obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent.

     If ultimate repayment of a non-accrual loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment of principal is not expected or management judges it to be prudent, any payment received on a non-accrual loan is applied to principal until ultimate repayment becomes expected. Nonaccrual loans are returned to accrual status when management determines that the financial condition of the borrower has improved significantly to the extent that there has been a sustained period of repayment performance so that the loan is brought current and the collectibility of both principal and interest appears assured.

Allowance for loan losses
The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb probable losses in the loan portfolio. The allowance is determined by reference to the market area the Company serves, local economic conditions, the growth and composition of the loan portfolio with respect to the mix between the various types of loans and their related risk characteristics, a review of the value of collateral supporting the loans, and comprehensive reviews of the loan portfolio by the Loan Review staff and management. As a result of the test of adequacy, required additions to the allowance for loan losses are made periodically by charges to the provision for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions or changes in the values of properties securing loans in the process of foreclosure. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgements about information available to them at the time of their examination which may not be currently available to management.

Premises and equipment
Premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment is determined using the straight line method over the estimated useful lives of the respective assets. Expenditures for maintenance, repairs, and minor replacements are charged to expense as incurred.

Other real estate owned
Other real estate owned ("OREO") consists of properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure. These assets are recorded at the lower of carrying amount or fair market value, less any estimated costs of disposal. Loan losses arising from the acquisition of such assets are charged to the allowance for loan losses and any subsequent valuation write-downs are charged to other expense. Operating costs associated with the properties are charged to expense as incurred. Gains on the sale of OREO are included in income when title has passed and the sale has met the minimum down payment requirements prescribed by generally accepted accounting principles.

Intangible assets
Intangible assets consist of core deposit intangibles and goodwill. The core deposit intangibles are the excess of the purchase price over the fair value of the tangible net assets acquired in bank acquisitions accounted for using the purchase method of accounting and allocated to deposits. The core deposit intangibles are being amortized on a straight-line basis in amounts sufficient to write-off those intangibles over their estimated useful lives. On a periodic basis, management assesses the recoverability of the core deposit intangibles. Such assessments encompass a projection of future earnings from the deposit base as compared to the original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangibles indicates that they are impaired, a charge to income for the most recent period is recorded for the amount of the impairment. Goodwill is the excess of cost over the fair value of tangible net assets acquired in bank acquisitions accounted for using the purchase method of accounting and not allocated to any specific asset or liability category. Goodwill is being amortized on a straight-line basis over periods up to 25 years from the acquisition date. The corporation also reviews goodwill on a periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

Treasury stock
Treasury stock acquisitions are recorded at cost. Subsequent sales of treasury stock are recorded on an average cost basis. Gains on the sale of treasury stock are credited to capital surplus. Losses on the sale of treasury stock are charged to capital surplus to the extent of previous gains, otherwise charged to retained earnings.

Income taxes
Income taxes are accounted for under the asset and liability method. The Company files a consolidated tax return on the accrual basis. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2  MERGER AND ACQUISITION ACTIVITY
Lake Ariel Bancorp, Inc.
On February 17, 2000, the shareholders of Bancorp and Lake Ariel approved a merger, whereby Lake Ariel and its subsidiaries were merged with and into Bancorp with each issued and outstanding share of Lake Ariel exchanged for
0.9961 shares of Bancorp common stock. The transaction resulted in the issuance of approximately 5.0 million shares of Bancorp common stock, bringing Bancorp's outstanding shares to approximately 18.1 million after the merger.

     LA Bank is a commercial bank headquartered in northeast Pennsylvania with approximately $570 million in assets at December 31, 1999, and twenty-two branch offices in five counties.

     The merger qualified as a tax-free exchange for Lake Ariel shareholders and is being accounted for as a pooling-of-interests combination. Concurrent with the announcement of the merger, NBT Bancorp Inc. reduced its stock repurchase plan from 600,000 shares to 200,000 leaving 76,500 shares remaining for repurchase under the reduced plan.

         The following table presents net interest income, net income, and earnings per share reported by Lake Ariel, Bancorp without Lake Ariel (NBT), and on a combined basis:

                                                            YEARS ENDED DECEMBER 31,
                                                           1999        1998      1997
Net Interest Income
  NBT                                                    60,582      57,403      53,659
  Lake Ariel                                             14,225      12,480      11,125
    Combined                                             74,807      69,883      64,784

Net Income
  NBT                                                    18,370      19,102      14,749
  Lake Ariel                                              3,805       3,771       3,431
    Combined                                             22,175      22,873      18,180

Basic Earnings per share
  NBT                                                      1.41        1.45        1.12
  Lake Ariel                                               0.79        0.79        0.88
    Combined                                               1.24        1.27        1.06

Diluted Earnings per share
  NBT                                                      1.40        1.42        1.11
  Lake Ariel                                               0.77        0.77        0.84
    Combined                                               1.23        1.25        1.05

Pioneer American Holding Company Corp.
On December 8, 1999, Bancorp and Pioneer American Holding Company Corp., the parent company of Pioneer American Bank, N.A. entered into a definitive agreement of merger. The transaction is subject to the approval of each company's shareholders and of banking regulators, but is expected to close in the second quarter of 2000. The merger is intended to be accounted for as a pooling-of-interests and qualify as a tax-free exchange for Pioneer American shareholders. Shareholders of Pioneer American will receive a fixed ratio of
1.805 shares of Bancorp common stock for each share exchanged. Bancorp will issue approximately 5.2 million shares and share equivalents in exchange for all of the Pioneer American common stock and share equivalents outstanding.

     Pioneer American Bank, N.A. is a full service commercial bank with total assets of approximately $420 million at December 31, 1999 and eighteen branches in five counties in northeast Pennsylvania. Pioneer American Bank, N.A. will ultimately be merged with LA Bank to form the largest community bank headquartered in northeast Pennsylvania.

NOTE 3  EARNINGS PER SHARE
Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All share and per share data has been adjusted retroactively for stock dividends and splits.

     The following is a reconciliation of basic and diluted earnings per share for the years presented in the income statement:

--------------------------------------------------------------------------------------------------------------------
      Year ended December 31,                                         1999              1998             1997
--------------------------------------------------------------------------------------------------------------------
      (in thousands)

      Basic EPS:
        Weighted average common shares outstanding                  17,851            17,976           17,095
        Net income available to common shareholders                $22,175           $22,873          $18,180
--------------------------------------------------------------------------------------------------------------------
      Basic EPS                                                  $    1.24         $    1.27        $    1.06
--------------------------------------------------------------------------------------------------------------------

      Diluted EPS:
        Weighted average common shares outstanding                  17,851            17,976           17,095
        Dilutive common stock options                                  244               385              298
--------------------------------------------------------------------------------------------------------------------
        Weighted average common shares and potential
         common stock                                               18,095            18,361           17,393
        Net income available to common stockholders                $22,175           $22,873          $18,180
--------------------------------------------------------------------------------------------------------------------
      Diluted EPS                                                $    1.23         $    1.25        $    1.05
--------------------------------------------------------------------------------------------------------------------

NOTE 4 FEDERAL RESERVE BOARD REQUIREMENT
The Company is required to maintain a reserve balance with the Federal Reserve Bank. The required average total reserve for the 14 day maintenance period ending December 29, 1999, was $20.5 million.

NOTE 5  SECURITIES
The amortized cost, estimated fair value and unrealized gains and losses of securities available for sale are as follows:

---------------------------------------------------------------------------------------------------------------------
                                          Amortized                           Unrealized                Fair
        (in thousands)                         Cost               Gains           Losses               Value
---------------------------------------------------------------------------------------------------------------------
        DECEMBER 31, 1999
---------------------------------------------------------------------------------------------------------------------
        U.S. Treasury                     $  10,400              $   --          $ 1,865            $  8,535
        Federal Agency                       79,979                  --            7,950              72,029
        State & Municipal                    25,138                   5            2,234              22,909
        Mortgage-backed                     359,450                   2           13,988             345,464
        CMO's                                45,392                  10            3,568              41,834
        Other securities                      9,373                 362              371               9,364
        Nonmarketable securities             20,305                  --               --              20,305
---------------------------------------------------------------------------------------------------------------------
        Total                              $550,037              $  379          $29,976            $520,440
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
        December 31, 1998
---------------------------------------------------------------------------------------------------------------------
        U.S. Treasury                     $  10,406              $   75          $    --            $ 10,481
        Federal Agency                       91,901                 782              102              92,581
        State & Municipal                    10,793                  88               34              10,847
        Mortgage-backed                     300,712               4,638              329             305,021
        CMO's                                 6,908                  --              186               6,722
        Other securities                     21,335                 303               12              21,626
---------------------------------------------------------------------------------------------------------------------
        Total                              $442,055              $5,886          $   663            $447,278
---------------------------------------------------------------------------------------------------------------------

         Gross realized gains and gross realized losses on the sale of securities available for sale were $1.71 million and $0.02 million, respectively, in 1999. Gross realized gains and gross realized losses on the sale of securities available for sale were $1.05 million and $0.04 million, respectively, in 1998. Gross realized gains and gross realized losses on the sale of securities available for sale were $0.64 million and $0.72 million, respectively, in 1997. During 1999, Lake Ariel adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In connection with its adoption of SFAS No. 133, Lake Ariel transferred approximately $71 million of securities from its held to maturity portfolio to its available for sale portfolio. These securities were subsequently sold during 1999 at a gain of $.18 million.

         At December 31, 1999 and 1998, securities with amortized costs totalling $405.6 million and $350.5 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost, estimated fair value, and unrealized gains and losses of securities held to maturity are as follows:

----------------------------------------------------------------------------------------------------------------------
                                          Amortized                           Unrealized                Fair
        (in thousands)                         Cost               Gains           Losses               Value
----------------------------------------------------------------------------------------------------------------------
        DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------
        Mortgage-backed                     $23,282                $ --           $1,912             $21,370
        State & Municipal                    53,414                 127            1,273              52,268
        Other securities                      1,517                  --               --               1,517
----------------------------------------------------------------------------------------------------------------------
        Total                               $78,213                $127           $3,185             $75,155
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
        December 31, 1998
----------------------------------------------------------------------------------------------------------------------
        Mortgage-backed                     $87,083                $139             $330             $86,892
        CMO's                                 1,933                  13               --               1,946
        State & Municipal                    45,459                 706                1              46,164
        Other securities                      1,517                  --               --               1,517
----------------------------------------------------------------------------------------------------------------------
        Total                              $135,992                $858             $331            $136,519
----------------------------------------------------------------------------------------------------------------------

At December 31, 1999 and 1998 substantially all of the mortgage-backed securities held by the Company were issued or backed by Federal agencies.

REMAINING MATURITIES OF DEBT SECURITIES AT DECEMBER 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                         After One Year       After Five Years
                         Within             But Within            But Within             After Ten                  Total
                        One Year            Five Years            Ten Years                Years                  Portfolio
(dollars in thousands)  Amount    Yield      Amount    Yield      Amount      Yield      Amount  Yield       Amount      Yield
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury        $    --      --%     $    --     --%      $    --     --%      $  10,400    5.23%     $  10,400    5.23%
Federal Agency            --      --           --     --        25,569    6.71         54,410    7.22         79,979    7.05
State & Municipal         --      --        1,197   6.30           821    6.39         23,120    6.87         25,138    6.76
Mortgage-backed       11,955    6.85       51,394   6.92        85,456    6.86        256,037    6.92        404,842    6.90
Other securities          --      --          --      --            --      --          9,373    4.40          9,373    4.40
-----------------------------------------------------------------------------------------------------------------------------------
Amortized cost       $11,955    6.85%     $52,591   6.91%     $111,846    6.22%      $353,340    6.82%      $529,732    6.80%
-----------------------------------------------------------------------------------------------------------------------------------
Fair value           $11,408              $50,701             $107,380               $330,646               $500,135
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
Mortgage-backed      $ 1,368     6.08%    $ 5,471   6.08%       $6,838    6.08%       $ 9,605    6.08%      $23,282      6.08%
State & Municipal     24,073     6.05       5,117   7.30         7,072    7.48         17,152    7.20        53,414      6.73
Other securities          --       --          --     --         1,517    6.66             --      --         1,517      6.65
-----------------------------------------------------------------------------------------------------------------------------------
Amortized cost        25,441     6.05%    $10,588    6.66%     $15,427    6.78%       $26,757    6.80%      $78,213      6.53%
-----------------------------------------------------------------------------------------------------------------------------------
Fair value           $25,328              $10,141              $14,899           $     24,787               $75,155
-----------------------------------------------------------------------------------------------------------------------------------

In the above tables, the maturity distribution and weighted average taxable equivalent yield of securities at December 31, 1999, yields on amortized cost have been calculated based on effective yields weighted for the scheduled maturity of each security using the marginal federal tax rate of 35%. Maturities of mortgage-backed securities are stated based on their estimated average life.

NOTE 6  LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of loans by category is as follows:

----------------------------------------------------------------------------------------------
               December 31,                              1999              1998
----------------------------------------------------------------------------------------------
               (in thousands)
               Real estate mortgages                 $244,478          $238,321
               Commercial real estate mortgages       268,786           234,175
               Real estate construction and
                development                            22,154            13,863
               Commercial and agricultural            308,472           235,244
               Consumer                               264,475           234,084
               Home equity                            114,289            95,819
----------------------------------------------------------------------------------------------
               Total loans                         $1,222,654        $1,051,506
----------------------------------------------------------------------------------------------

The Company's concentrations of credit risk are reflected in the balance sheet. The concentrations of credit risk with standby letters of credit, committed lines of credit and commitments to originate new loans generally follow the loan classifications. A substantial portion of the Company's loans is secured by real estate located in central and northern New York and eastern Pennsylvania.
Accordingly, the ultimate collectiblity of a substantial portion of the Company's portfolio is susceptible to changes in market conditions of those areas. Management is not aware of any material concentrations of credit to any industry or individual borrowers.

Changes in the allowance for loan losses for the three years ended December 31, 1999, are summarized as follows:

--------------------------------------------------------------------------------------------------------------------
               (in thousands)                                1999              1998              1997
---------------------------------------------------------------------------------------------------------------------
               Balance at January 1,                      $15,322           $13,691           $12,303
               Provision                                    5,070             5,729             4,285
               Recoveries                                   1,022               998               974
---------------------------------------------------------------------------------------------------------------------
                                                           21,414            20,418            17,562
               Loans charged off                          (4,760)           (5,096)           (3,871)
---------------------------------------------------------------------------------------------------------------------
               Balance at December 31,                    $16,654           $15,322           $13,691
---------------------------------------------------------------------------------------------------------------------

Nonperforming Assets
The effect of nonaccrual loans on interest income for the years ended December 31, 1999, 1998, and 1997 was not material. The Company is not committed to advance additional funds to these borrowers. Nonaccrual loans were $6.2 million and $6.0 million at December 31, 1999 and 1998, respectively.

     At December 31, 1999, the recorded investment in impaired loans was $4.7 million. Included in this amount is $0.9 million of impaired loans for which the specifically allocated allowance for loan loss is $0.5 million. In addition, included in impaired loans is $3.8 million of impaired loans that, as a result of the adequacy of collateral values and cash flow analysis do not have a specific allocation. At December 31, 1998, the recorded investment in impaired loans was $4.5 million, of which $2.4 million had a specific allowance allocation of $0.7 million and $2.1 million for which there was no specific allocation. The average recorded investment in impaired loans was $4.2 million, $6.1 million and $3.5 million in 1999, 1998 and 1997, respectively. During 1999, 1998 and 1997 the Company recognized 0.2 million, $0.2 million and $0.1million, respectively, of interest income on impaired loans on the cash basis.

Related Party Transactions
In the ordinary course of business, the Company has made loans at prevailing rates and terms to directors, officers, and other related parties. Such loans, in management's opinion, did not present more than the normal risk of collectiblity or incorporate other unfavorable features. The aggregate amount of loans outstanding to qualifying related parties and changes during the years are summarized as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                        1999                1998
------------------------------------------------------------------------------------------------------------------------
                  (in thousands)
                  Balance at January 1,                              $ 4,771              $ 3,933
                  New loans                                            4,130                3,505
                  Repayments                                            (833)              (2,667)
------------------------------------------------------------------------------------------------------------------------
                  Balance at December 31,                            $ 8,068              $ 4,771
------------------------------------------------------------------------------------------------------------------------

NOTE 7
PREMISES AND EQUIPMENT, NET
A summary of premises and equipment follows:

------------------------------------------------------------------------------------------------------------------------
                  December 31,                                          1999                 1998
------------------------------------------------------------------------------------------------------------------------
                  (in thousands)
                  Buildings and Improvements                         $39,631              $37,158
                  Equipment                                           31,134               28,141
                  Construction in progress                             1,399                  306
------------------------------------------------------------------------------------------------------------------------
                                                                      72,164               65,605
                  Accumulated depreciation                            31,334               28,000
------------------------------------------------------------------------------------------------------------------------
                  Total premises and equipment                       $40,830              $37,605
------------------------------------------------------------------------------------------------------------------------

Rental expense included in occupancy expense amounted to $1.0 million in 1999, $1.0 million in 1998, and $0.7 million in 1997. The future minimum rental commitments as of December 31, 1999, for noncancellable operating leases were as follows: 2000--$1.1 million; 2001--$1.0 million; 2002--$0.9 million; 2003--$0.4 million; and 2004--and beyond--$1.1 million.

NOTE 8 DEPOSITS
The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1999:

                  (in thousands)
                  Within one year                                 $632,253
                  After one but within two years                    95,353
                  After two but within three years                  23,558
                  After three but within four years                 10,396
                  After four but within five years                   5,084
                  After five years                                      85
--------------------------------------------------------------------------------------------------
                  TOTAL                                           $766,729
--------------------------------------------------------------------------------------------------

Time deposits of $100,000 or more aggregated $342.3 million and $325.0 million at year end 1999, and 1998 respectively.

NOTE 9   SHORT-TERM BORROWINGS
Short-term borrowings consist of federal funds purchased and securities sold under repurchase agreements, which generally represent overnight borrowing transactions, and other short-term borrowings, primarily Federal Home Loan Bank
(FHLB) advances, with original maturities of one year or less. The Company has unused lines of credit available for short-term financing of $316 million at December 31, 1999. Securities collateralizing repurchase agreements are held in safekeeping by a non-affiliated financial institutions and are under the Company's control.

Information related to short-term borrowings is summarized as follows:

------------------------------------------------------------------------------------------------------------------
                                                                  1999             1998             1997
------------------------------------------------------------------------------------------------------------------
         (in thousands)
         FEDERAL FUNDS PURCHASED
         Balance at year-end                                   $58,130          $28,000          $25,000
         Average during the year                                45,472           36,326           31,344
         Maximum month end balance                              88,140           69,300           58,100
         Weighted average rate during the year                    5.23%            5.58%            5.68%
         Weighted average rate at December 31                     5.46%            4.75%            6.13%
------------------------------------------------------------------------------------------------------------------
         SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
         Balance at year-end                                   $39,187          $41,671          $59,921
         Average during the year                                38,267           35,185           51,686
         Maximum month end balance                              52,736           45,368           95,803
         Weighted average rate during the year                    4.09%            4.04%            5.04%
         Weighted average rate at December 31                     4.43%            3.66%            5.03%
------------------------------------------------------------------------------------------------------------------
         OTHER SHORT-TERM BORROWINGS
         Balance at year-end                                   $40,250          $30,201          $49,806
         Average during the year                                37,529           44,908           38,331
         Maximum month end balance                              70,250           50,165           49,806
         Weighted average rate during the year                    5.40%            5.96%            6.02%
         Weighted average rate at December 31                     5.54%            5.62%            5.82%
------------------------------------------------------------------------------------------------------------------

NOTE 10  LONG-TERM DEBT
Long-term debt consists of obligations having an original maturity at issuance of more than one year. A summary as of December 31, 1999 is as follows:

(dollars in thousands)
                              Maturity Date  Interest Rate        Amount
----------------------------------------------------------------------------
   FHLB advance                    2000           prime           5,000
   FHLB advance                    2001       6.45-6.49           7,110
   FHLB advance                    2002       6.27-6.44           9,728
   FHLB advance                    2003       5.74-5.86          50,000
   FHLB advance                    2005       4.40-6.41          40,000
   FHLB advance                    2008       5.06-7.20          10,157
Note Payable                       2008          6.70               580
   FHLB advance                    2009       5.10-5.50          50,000
----------------------------------------------------------------------------
Total                                                          $172,575
----------------------------------------------------------------------------

FHLB advances are collateralized by the FHLB stock owned by the Company, certain of its mortgage-backed securities and a blanket lien on its residential real estate mortgage loans.

NOTE 11  INCOME TAXES
Total income taxes were allocated as follows:

---------------------------------------------------------------------------------------------------------------------
                Year ended December 31,                            1999          1998          1997
---------------------------------------------------------------------------------------------------------------------
                (in thousands)
                Income before income taxes                      $12,483       $5,614      $  9,406
                Stockholders' equity, capital surplus,
                 for stock options exercised                      (296)         (117)         (329)
                Stockholders' equity, for accumulated
                 Comprehensive (loss) income                   (13,504)          519          2,822
---------------------------------------------------------------------------------------------------------------------
                Total                                        $  (1,317)       $6,016       $11,899
---------------------------------------------------------------------------------------------------------------------

The significant components of income taxes attributable to operations are:

---------------------------------------------------------------------------------------------------------------------
                Year ended December 31,                           1999          1998          1997
---------------------------------------------------------------------------------------------------------------------
                (in thousands)
                Current:
                  Federal                                     $ 10,163       $ 5,338        $8,464
                  State                                          2,591         1,345         1,439
---------------------------------------------------------------------------------------------------------------------
                                                                12,754         6,683         9,903
                Deferred:
                  Federal                                         (412)         (840)         (392)
                  State                                            141          (229)         (105)
---------------------------------------------------------------------------------------------------------------------
                                                                  (271)       (1,069)         (497)
---------------------------------------------------------------------------------------------------------------------
                Total                                         $ 12,483       $ 5,614        $9,406
---------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

-------------------------------------------------------------------------------------------------------------------
               December 31,                                                    1999              1998
-------------------------------------------------------------------------------------------------------------------
               (in thousands)
               Deferred tax assets:
                 Allowance for loan losses                                   $6,092            $5,683
                 Unrealized loss on securities available for sale            11,345                 -
                 Deferred compensation                                          659               556
                 Postretirement benefit obligation                            1,068               993
                 Other                                                          654               677
-------------------------------------------------------------------------------------------------------------------
               Total gross deferred tax assets                               19,818             7,909
-------------------------------------------------------------------------------------------------------------------
               Deferred tax liabilities:
                 Prepaid pension obligation                                     389               396
                 Premises and equipment, primarily due to accelerated
                  depreciation                                                1,034               949
                 Unrealized gain on securities available for sale                --             2,161
                 Securities discount accretion                                  406               352
                 Equipment leasing                                              567               399
                 Other                                                           18                25
-------------------------------------------------------------------------------------------------------------------
               Total gross deferred tax liabilities                           2,414             4,282
-------------------------------------------------------------------------------------------------------------------
                 Net deferred tax assets                                    $17,404            $3,627
-------------------------------------------------------------------------------------------------------------------

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Based on available evidence, gross deferred tax assets will ultimately be realized and a valuation allowance was not deemed necessary at December 31, 1999 and 1998.
The following is a reconciliation of the provision for income taxes to the amount computed by applying the applicable Federal statutory rate of 35% to income before taxes:

--------------------------------------------------------------------------------------------------------------------------
                Year ended December 31,                            1999         1998          1997
--------------------------------------------------------------------------------------------------------------------------
                (in thousands)
                Federal income tax at statutory rate            $12,130       $9,970        $9,655
                Tax exempt income                               (1,390)       (1,167)       (1,166)
                Non-deductible expenses                             443          354           220
                State taxes, net of federal tax benefit           1,776          725           867
                Federal income tax benefit
                  from corporate realignment                        --       (4,186)            --
                Other, net                                        (476)         (82)          (170)
-------------------------------------------------------------------------------------------------------------------
                Income taxes                                    $12,483       $5,614        $9,406
-------------------------------------------------------------------------------------------------------------------

NOTE 12 NONINTEREST EXPENSE
Included in the data processing and communications expense category are data processing fees of $2.7 million, $2.6 million, and $1.9 million in years 1999, 1998, and 1997, respectively. The future minimum annual commitments for data processing services as of December 31, 1999 were as follows: 2000--$3.9 million; 2001--$3.6 million; 2002--$3.0 million; and 2003--$1.4 million.

NOTE 13  COMMITMENTS AND CONTINGENT LIABILITIES
The Company is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit standards in making commitments and conditional obligations as it does for on balance sheet instruments. At December 31, 1999, off balance sheet commitments to extend credit for primarily variable rate loans amounted to $197.8 million. The amount of standby letters of credit at December 31, 1999, amounted to $2.4 million. At December 31, 1998, off balance sheet commitments to extend credit for primarily variable rate loans amounted to $181.7 million. The amount of standby letters of credit at December 31, 1998, amounted to $2.3 million.

     At December 31, 1999 and 1998, the Company held no off balance sheet derivative financial instruments such as interest rate swaps, forward contracts, futures, options on financial futures, or interest rate floors, and was not subject to the market risk associated with such derivative financial instruments.

     In the normal course of business there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Company.

NOTE 14  STOCKHOLDERS' EQUITY

The Company currently is authorized to issue 2.5 million shares of preferred stock, no par value, $1.00 stated value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications, and restrictions for each series of preferred stock issued. In November 1994, the Company adopted a Stockholder Rights Plan (Plan) designed to ensure that any potential acquiror of the Company negotiate with the Board of Directors and that all Company stockholders are treated equitably in the event of a takeover attempt. At that time, the Company paid a dividend of one Preferred Share Purchase Right (Right) for each outstanding share of common stock of the Company. Similar Rights are attached to each share of the Company's common stock issued after November 15, 1994, subject to adjustment. Under the Plan, the Rights will not be exercisable until a person or group acquires beneficial ownership of 20 percent or more of the Company's outstanding common stock, begins a tender or exchange offer for 25 percent or more of the Company's outstanding common stock, or an adverse person, as declared by the Board of Directors, acquires 10 percent or more of the Company's outstanding common stock. Additionally, until the occurrence of such an event, the Rights are not severable from the Company's common stock and, therefore, the Rights will be transferred upon the transfer of shares of the Company's common stock. Upon the occurrence of such events, each Right entitles the holder to purchase one one-hundredth of a share of Series R Preferred Stock, no par value, and $1.00 stated value per share of the Company at a price of $100.

     The Plan also provides that upon the occurrence of certain specified events, the holders of Rights will be entitled to acquire additional equity interests, in the Company or in the acquiring entity, such interests having a market value of two times the Right's exercise price of $100. The Rights, which expire November 14, 2004, are redeemable in whole, but not in part, at the Company's option prior to the time they are exercisable, for a price of $0.01 per Right.

     The Company has a Dividend Reinvestment Plan for stockholders. There were 772,869 shares of common stock reserved for future issuance under the plan at December 31, 1999 (the number of shares available has been adjusted for stock dividends and splits).

     Certain restrictions exist regarding the ability of the subsidiary banks to transfer funds to the Company in the form of cash dividends. The approval of the Comptroller of the Currency is required to pay dividends in excess of the subsidiary banks' earnings retained in the current year plus retained net profits for the preceding two years or when the Bank fails to meet certain minimum regulatory capital standards. At December 31, 1999, the subsidiary banks have the ability to pay $25.5 million in dividends to Bancorp without obtaining prior regulatory approval. Under the State of Delaware Business Corporation Law, the Company may declare and pay dividends either out of accumulated net retained earnings or capital surplus.

NOTE 15   REGULATORY CAPITAL REQUIREMENTS

Bancorp and the subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the subsidiary banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 Capital to risk-weighted assets, and of Tier 1 capital to average assets. As of December 31, 1999 the Company and the subsidiary banks meet all capital adequacy requirements to which it is subject.

     As of December 31, 1999 the most recent notification from The Office of the Comptroller of the Currency categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary banks' categories.

The Company and the subsidiary banks actual capital amounts and ratios are presented in the following table.

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                                For Capital          Prompt Corrective
                                                            ACTUAL            Adequacy Purposes:    Action Provisions:
-----------------------------------------------------------------------------------------------------------------------
(in thousands)                                        AMOUNT       RATIO     Amount       Ratio     Amount        Ratio
-----------------------------------------------------------------------------------------------------------------------

As of December 31, 1999:
 Total Capital (to Risk Weighted Assets):
  Company Combined                                    $183,501    14.78%      $99,329     8.00%    $ 124,162     10.00%
  NBT Bank                                            $132,427    14.59%      $72,637     8.00%    $  90,796     10.00%
  LA Bank                                             $ 40,896    13.03%      $25,115     8.00%    $  31,394     10.00%

 Tier 1 Capital (to Risk Weighted Assets):
  Company Combined                                    $169,219    13.63%     $ 49,665     4.00%    $  74,497      6.00%
  NBT Bank                                            $121,047    13.33%     $ 36,319     4.00%    $  54,478      6.00%
  LA Bank                                             $ 38,215    12.17%     $ 12,558     4.00%    $  18,837      6.00%


 Tier 1 Capital (to Average Assets):
  Company Combined                                    $169,219     8.74%     $ 58,097     3.00%    $  96,828      5.00%
  NBT Bank                                            $121,047     8.84%     $ 41,098     3.00%    $  68,497      5.00%
  LA Bank                                             $ 38,215     6.85%     $ 16,725     3.00%    $  27,874      5.00%
-----------------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
 Total Capital (to Risk Weighted Assets):
  Company Combined                                    $167,822    15.71%      $85,451     8.00%     $106,814     10.00%
  NBT Bank                                            $124,646    15.36%      $64,912     8.00%     $ 81,140     10.00%
  LA Bank                                             $ 37,855    14.96%      $20,237     8.00%     $ 25,297     10.00%

 Tier 1 Capital (to Risk Weighted Assets):
  Company Combined                                    $155,330    14.54%      $42,726     4.00%     $ 64,089      6.00%
  NBT Bank                                            $114,469    14.11%      $32,456     4.00%     $ 48,684      6.00%
  LA Bank                                             $ 35,587    14.07%      $10,119     4.00%     $ 15,178      6.00%

 Tier 1 Capital (to Average Assets):
  Company Combined                                    $155,330     8.90%      $52,341     3.00%     $ 87,235      5.00%
  NBT Bank                                            $114,469     8.96%      $38,341     3.00%     $ E3,901      5.00%
  LA Bank                                             $ 35,587     7.72%      $13,827     3.00%     $ 23,044      5.00%
-----------------------------------------------------------------------------------------------------------------------

NOTE 16  EMPLOYEE BENEFIT PLANS
Postretirement Benefits Other Than Pensions
Nonpension benefits are accrued over the employees' active service period, defined as the date of employment up to the date of the employees' eligibility for such benefits. The Company provides certain health care benefits for retired employees. Lake Ariel did not provide health care benefits for retired employees. As such, Lake Ariel employees are not included in this Plan as of December 31, 1999. The health care plans are contributory for participating retirees and also requires them to absorb deductibles and coinsurance with contributions adjusted annually to reflect cost sharing provisions and benefit limitations. Substantially all of the employees may become eligible for these benefits if they reach normal retirement age while working for the Company or its subsidiaries. The benefits are provided by the participants choice of health maintenance organizations with community rated premiums or self-insured plans administered by insurance companies, whose premiums are based on the claims paid during the year. The Company funds the cost of post retirement health care as benefits are paid. The Company elected to recognize the transition obligation in the balance sheets and statements of income on a delayed basis over the plan participant's future service periods, estimated to be twenty years.

     The Company used a health care trend rate in calculating its postretirement benefit obligation of 7.0% to 8.0% for 1999, grading down uniformly to 5.5% for 2005 and thereafter.

     The net postretirement health benefits expense and funded status are as follows:

---------------------------------------------------------------------------------------------------------------------
         Year ended December 31,                                   1999             1998              1997
---------------------------------------------------------------------------------------------------------------------
         (in thousands)
         Components of net periodic benefit cost:
           Service cost                                       $     235        $     205         $     182
           Interest cost                                            278              261               255
           Amortization of transition obligation                     85               85                85
           Amortization of gains and losses                          24               25                28
---------------------------------------------------------------------------------------------------------------------
           Net periodic postretirement benefit cost           $     622        $     576         $     550
---------------------------------------------------------------------------------------------------------------------
         Change in benefit obligation:
           Benefit obligation at beginning of the year         $  4,350         $  4,158
           Service cost                                             235              205
           Interest cost                                            278              261
           Plan participant's contributions                         106               95
           Actuarial (gain) loss                                  (932)             (172)
           Benefits paid                                          (222)             (197)
----------------------------------------------------------------------------------------------------
           Benefit obligation at end of year                   $  3,815         $  4,350
----------------------------------------------------------------------------------------------------
         Components of accrued benefit cost:
           Funded status                                       $(3,815)          $(4,350)
           Unrecognized transition obligation                     1,103            1,188
           Unrecognized actuarial net loss                          152            1,108
----------------------------------------------------------------------------------------------------
           Accrued benefit cost                                $(2,560)          $(2,054)
----------------------------------------------------------------------------------------------------
         Weighted average discount rate                             7.75%            6.75%
----------------------------------------------------------------------------------------------------


Assumed health care cost trend rates have a significant effect on amounts reported for the health care plans. A one-percentage point change in the health care trend rates would have the following effects:

                                                                            1-PERCENTAGE      1-PERCENTAGE
                                                                                   POINT             POINT
                                                                                INCREASE          DECREASE
----------------------------------------------------------------------------------------------------------
         (in thousands)
         Effect on total of service and interest cost components                  $  140         $   (109)
         Effect on postretirement benefit obligation                                 843             (681)

Retirement Savings and Employee Stock Ownership Plan

The Company maintains a 401(k) and Employee Stock Ownership Plan. The Company contributes an amount based on employees' 401(k) contributions out of their annual salary. In addition, the Company may also make discretionary ESOP contributions based on the Company's profitability. Participation in the plan is contingent upon certain age and service requirements. Provisions for contributions to the plan amounted to $1.1 million in 1999 and $1.0 million in 1998, and 0.7 million in 1997. Additionally, Lake Ariel maintained a profit-sharing plan and a 401(k) savings plan. Contributions to these plans were $0.2 million in 1999, $0.3 million in 1998, and $0.3 million in 1997.

Pension Plan

The Company has a qualified, noncontributory pension plan covering substantially all employees of old NBT Bancorp Inc. As of December 31, 1999, Lake Ariel employees are not included in this plan. Benefits paid from the plan are based on age, years of service, compensation prior to retirement, social security benefits, and are determined in accordance with defined formulas. The Company's policy is to fund the pension plan in accordance with ERISA standards.

           The net pension expense and the funded status of the plan are as follows:

------------------------------------------------------------------------------------------------------------------
         Year ended December 31,                                  1999              1998            1997
------------------------------------------------------------------------------------------------------------------
         (in thousands)
         Components of net periodic benefit cost:
           Service cost                                       $    892          $    701        $    508
           Interest cost                                         1,457             1,354           1,181
           Expected return on plan assets                       (1,935)           (1,705)         (1,406)
           Amortization of initial unrecognized asset             (109)             (109)           (109)
           Amortization of prior service cost                      257               257             257
           Amortization of unrecognized net gain                    --                --             (36)
------------------------------------------------------------------------------------------------------------------
           Net periodic pension cost                          $    562          $    498        $    395
------------------------------------------------------------------------------------------------------------------
         Change in benefit obligation:
           Benefit obligation at beginning of year            $(21,434)         $(19,490)       $(15,910)
           Service cost                                           (892)             (701)           (508)
           Interest cost                                        (1,457)           (1,354)         (1,181)
           Prior service cost                                       --                --              --
           Actuarial gain                                        2,402            (1,119)         (3,098)
           Benefits paid                                         1,236             1,230           1,207
------------------------------------------------------------------------------------------------------------------
           Benefit obligation at end of year                  $(20,145)         $(21,434)       $(19,490)
------------------------------------------------------------------------------------------------------------------
         Change in plan assets:
           Fair value of plan assets at beginning of year     $ 21,931          $ 19,431        $ 15,589
           Actual return on plan assets                            745             3,672           3,266
           Employer contributions                                  550                58           1,784
           Benefits paid                                        (1,236)           (1,230)         (1,207)
------------------------------------------------------------------------------------------------------------------
           Fair value of plan assets at end of year           $ 21,990          $ 21,931        $ 19,432
------------------------------------------------------------------------------------------------------------------
           Plan assets in excess of projected
             benefit obligation                               $  1,845          $    497        $    (58)
           Unrecognized portion of net asset at transition      (1,085)           (1,194)         (1,304)
           Unrecognized net actuarial loss                      (3,459)           (2,247)         (1,399)
           Unrecognized prior service cost                       3,677             3,934           4,191
------------------------------------------------------------------------------------------------------------------
           Prepaid benefit cost                               $    978          $    990        $  1,430
------------------------------------------------------------------------------------------------------------------
        Weighted average assumptions as of December 31,
           Discount rate                                           7.75%             6.75%           7.00%
           Expected long-term return on plan assets                9.00%             9.00%           9.00%
           Rate of compensation increase                           4.00%             4.00%           4.00%
------------------------------------------------------------------------------------------------------------------

Stock Option Plans

     The Company has two stock option plans (Plans). Under the terms of the Plans, options were granted to key employees to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock on the date of the grant. Options granted terminate eight or ten years from the date of the grant.

     The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $5.47, $6.70 and $5.14, respectively on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1999 - expected dividend yield of 3.72%, expected volatility of 29.05%, risk-free interest rates between 4.63% and 6.16%, and expected life 7 years; 1998 - expected dividend yield of 2.75%, expected volatility of 21.86%, risk-free interest rates of 5.49% and 5.62%, and expected life 7 years; 1997 - expected dividend yield of 2.60%, expected volatility of 22.56%, risk-free interest rates of 6.52% and 6.58%, and an expected life of 7 years.

     The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                        1999          1998          1997
------------------------------------------------------------------------------------------------------------------
           Net income                         As reported            $22,175       $22,873       $18,180
                                                Pro forma             21,437        22,345        17,835

           Basic earnings per share           As reported            $  1.24       $  1.27       $  1.06
                                                Pro forma               1.20          1.24          1.04

           Diluted earnings per share         As reported            $  1.23       $  1.25       $  1.05
                                                Pro forma               1.18          1.22          1.03
------------------------------------------------------------------------------------------------------------------

     Pro forma net income reflects only options granted after January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

     Because the Company's employee stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     The following is a summary of changes in options outstanding:

                                                                    Number        Weighted Average of
                                                                        of          Exercise Price of
                                                                   Options         Options Under Plan
-------------------------------------------------------------------------------------------------------------------
               Balance, December 31, 1996                          911,328                     $ 8.57
-------------------------------------------------------------------------------------------------------------------
               Granted                                            175,033                       11.67
               Exercised                                         (307,823)                       9.19
               Lapsed                                             (30,759)                      10.34
-------------------------------------------------------------------------------------------------------------------
               Balance, December 31, 1997                          747,779                      $8.96
-------------------------------------------------------------------------------------------------------------------
               Granted                                             191,255                      18.06
               Exercised                                          (23,691)                       8.07
               Lapsed                                              (3,336)                      11.37
-------------------------------------------------------------------------------------------------------------------
               Balance, December 31, 1998                          912,007                      $9.24
-------------------------------------------------------------------------------------------------------------------
               Granted                                             238,817                      20.47
               Exercised                                          (64,303)                       8.91
               Lapsed                                             (17,735)                      16.23
-------------------------------------------------------------------------------------------------------------------
               Balance, December 31, 1999                        1,068,786                     $14.81
-------------------------------------------------------------------------------------------------------------------

The following table summarizes information concerning currently outstanding and exercisable options:

                                            Options Outstanding                        Options Exercisable
--------------------------------------------------------------------------------------------------------------------
                                                 Weighted
                                                  Average
                                                Remaining
     Range of                Contractual          Average         Weighted           Average          Weighted
     Exercise                     Number             Life         Exercise            Number          Exercise
     Prices                  Outstanding       (in years)            Price       Exercisable             Price
--------------------------------------------------------------------------------------------------------------------
$5.01  - $10.50                  493,823             5.55           $ 8.13           465,526           $  8.00
$10.51 - $16.00                  164,484             7.18            11.69           102,151             11.72
$16.01 - $21.50                  410,479             8.64            19.37            81,534             17.91
--------------------------------------------------------------------------------------------------------------------
$5.01  -  $21.50               1,068,786             6.99           $14.81           649,211             $9.83
--------------------------------------------------------------------------------------------------------------------

NOTE 17 PARENT COMPANY FINANCIAL INFORMATION

      CONDENSED BALANCE SHEETS

---------------------------------------------------------------------------------------------------
      DECEMBER 31,                                                    1999             1998
---------------------------------------------------------------------------------------------------
      (in thousands)
      ASSETS
      Cash                                                        $  1,750          $  1,875
      Due from subsidiary bank                                         288                24
      Securities available for sale                                  7,724             3,572
      Loans                                                             18                18
      Investment in subsidiary banks                               149,627           162,839
      Other assets                                                     541               339
---------------------------------------------------------------------------------------------------
      TOTAL ASSETs                                                $159,948          $168,667
---------------------------------------------------------------------------------------------------
      LIABILITIES AND STOCKHOLDERS' EQUITY
      Other liabilities                                       $         74      $         95
---------------------------------------------------------------------------------------------------
      Total liabilities                                                 74                95
      Stockholders' equity                                         159,874           168,572
---------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $159,948          $168,667
---------------------------------------------------------------------------------------------------

      CONDENSED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                                         1999              1998           1997
-------------------------------------------------------------------------------------------------------------------
      (in thousands)
      Dividends from subsidiary banks                              $14,583           $13,718         $  7,383
      Interest and dividend income                                     353               345              322
      Gain on sale of securities available for sale                  1,036                16                -
-------------------------------------------------------------------------------------------------------------------
                                                                    15,972            14,079            7,705
      Operating expense                                                894               257              299
-------------------------------------------------------------------------------------------------------------------
      Income before income taxes and equity in
       undistributed income of subsidiary banks                     15,078            13,822            7,406
      Income tax expense                                               223                61               26
      Equity in undistributed income of subsidiary banks             7,320             9,112           10,800
-------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                   $22,175           $22,873          $18,180
-------------------------------------------------------------------------------------------------------------------

      CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------
      YEAR ENDED DECEMBER 31,                                                1999         1998          1997
--------------------------------------------------------------------------------------------------------------------
      (in thousands)
      OPERATING ACTIVITIES:
      Net income                                                        $  22,175       $22,873      $ 18,180
      Adjustments to reconcile net income to net cash
       provided by operating activities:
        Realized gains on sale of securities available for sale           (1,036)           (16)          --
        Undistributed net income of subsidiary banks                      (7,320)        (9,112)      (10,800)
        Other, net                                                           (99)          (385)         (108)
--------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                            13,720        13,360         7,272
--------------------------------------------------------------------------------------------------------------------
      INVESTING ACTIVITIES:
      Securities available for sale:
       Proceeds from sales of securities                                    2,301         3,416             -
       Purchases                                                          (5,717)        (2,965)       (3,384)
--------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) investing activities               (3,416)           451        (3,384)
--------------------------------------------------------------------------------------------------------------------
      FINANCING ACTIVITIES:
      Treasury shares reissued                                              5,110         4,059         6,559
      Purchase of treasury stock                                          (4,643)        (9,094)       (2,568)
      Cash dividends and payment for fractional shares                   (10,632)        (9,629)       (6,946)
--------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                              (10,165)       (14,664)       (2,955)
--------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents                    139         (853)           933
      Cash and cash equivalents at beginning of year                        1,899         2,752         1,819
--------------------------------------------------------------------------------------------------------------------
      CASH AND CASH EQUIVALENTS AT END OF YEAR                          $   2,038    $    1,899         2,752
--------------------------------------------------------------------------------------------------------------------

NOTE 18  FAIR VALUES OF FINANCIAL INSTRUMENTS

A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that imposes the obligation to deliver, receive, or exchange cash or other financial instruments between willing entities on potentially favorable or unfavorable terms. There are no off balance sheet derivative financial instruments at December 31, 1999 and 1998. The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents
For these short-term instruments, carrying value approximates fair value.

Securities
Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans
For variable rate loans that reprice frequently and have no significant credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated through discounted cash flow analyses using interest rates currently being offered for loans with similar terms and credit quality. The fair value of loans held for sale on an aggregate basis, are based on quoted market prices. Nonperforming loans are valued based upon recent loss history for similar loans.

Accrued interest receivable and payable
For these short-term instruments, carrying value approximates fair value.

Deposits
The fair values disclosed for savings, money market, and noninterest bearing accounts are, by definition, equal to their carrying values at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings
 For short-term borrowings, carrying value approximates fair value.

Other borrowings
The fair value of other borrowings has been estimated using discounted cash flow analyses that apply interest rates currently being offered for notes with similar terms.

Commitments to extend credit and standby letters of credit
The fair value of commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. Carrying amounts which are comprised of the unamortized fee income are immaterial.

        Estimated fair values of financial instruments
---------------------------------------------------------------------------------------------------------------------
        December 31,                                            1999                           1998
---------------------------------------------------------------------------------------------------------------------
                                                      CARRYING          FAIR          Carrying          Fair
        (in thousands)                                  AMOUNT         VALUE            Amount         Value
---------------------------------------------------------------------------------------------------------------------
        FINANCIAL ASSETS
        Cash                                        $   64,431     $  64,431        $   66,185    $   66,185
        Securities available for sale                  520,440       520,440           447,278       447,278
        Securities held to maturity                     78,213        75,155           135,992       136,519
        Loans                                        1,222,654     1,219,928         1,051,506     1,091,639
        Less allowance for loan losses                  16,654            --            15,322            --
---------------------------------------------------------------------------------------------------------------------
         Net loans                                   1,206,000     1,219,928         1,036,184     1,091,639
        Accrued interest receivable                     10,755        10,755             9,641         9,641
---------------------------------------------------------------------------------------------------------------------

        FINANCIAL LIABILITIES
        Deposits:
         Interest bearing:
           Savings, NOW and money market               487,746       487,746           471,950       471,950
           Time deposits                               766,729       762,663           678,441       678,966
         Noninterest bearing                           223,143       223,143           206,556       206,556
---------------------------------------------------------------------------------------------------------------------
           Total deposits                            1,477,618     1,473,552         1,356,947     1,357,472
        Short-term borrowings                          137,567       137,567            99,872        99,872
        Long-term debt                                 172,575       169,153           125,611       125,846
        Accrued interest payable                    $    7,896    $    7,896        $    5,991    $    5,991
---------------------------------------------------------------------------------------------------------------------

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.